Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE MONDAY, DECEMBER 17, 2003

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS ANNOUNCES COMPLETION OF
AN ADDITIONAL $200 MILLION OF ITS 5 ½% SENIOR NOTES OFFERING

        DENVER, Wednesday, December 17, 2003 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it has completed the issuance and sale of an additional $200 million principal amount of 5½% senior notes due May 2013. MDC used the proceeds of the offering to repay certain outstanding indebtedness under its homebuilding line of credit and for general corporate purposes.

        MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson and Las Vegas; and among the top ten homebuilders in Northern California, Southern California and Salt Lake City. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information, visit www.richmondamerican.com.

-###-